UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

__________________________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

___________________________________

HOME SOLUTIONS OF AMERICA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	99-0273889
(State of incorporation	(IRS Employer
or organization)	Identification No.)

1500 Dragon Street, Suite B
Dallas, Texas	75207
(Address of principal	(Zip Code)
executive office)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	N/A

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this Form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, par value $.001 per share
(title of class)

Item 1.    Description of Registrant's Securities to be Registered.

This registration statement relates to the common stock, par value $.001 per share (the "Common Stock") of Home Solutions of America, Inc., a Delaware corporation (the "Company").

The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, 40,446,160 shares of which are outstanding as of July 12, 2006; and (ii) 1,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), none of which are outstanding on the date hereof.  The Company has 6,500,000 and 3,500,000 shares of Common Stock reserved for issuance under the Company's 2002 Stock Plan and 1998 Stock Option Plan, respectively.

Subject to the rights of the holders of any Preferred Stock that may be outstanding on the applicable record date, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are fully paid and non-assessable.

The Company has not paid dividends on its Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for the operation and expansion of the Company's business.  Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements, federal tax treatment of receiving dividends, and such other factors as the Board of Directors deems relevant, and any restrictions imposed by the Delaware General Corporation Law.

Item 2.     Exhibits.

3.1

Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on July 31, 2001 (filed with the Securities and Exchange Commission (the "Commission") on July 9, 2001 as Exhibit A to the Company's Information Statement on Schedule 14C, and incorporated herein by reference).

3.2

Certificate of Amendment to the Certificate of Incorporation of Nextgen Communications Corporation, as filed with the Delaware Secretary of State on December 23, 2002 (filed with the Commission on December 22, 2002 as Exhibit A to the Company's Information Statement on Schedule 14C, and incorporated herein by reference).

3.3

Certificate of Amendment to the Restated Certificate of Incorporation of Home Solutions of America, Inc., as filed with the Delaware Secretary of State on June 16, 2006, and incorporated herein by reference. +

3.4

Amended and Restated Bylaws of the Company, as amended on April 4, 2006 (filed with the Commission on May 15, 2006 as Exhibit 3.3 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, and incorporated herein by reference).

+ Filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HOME SOLUTIONS OF AMERICA, INC.

By:          /s/ Frank J. Fradella
               Name: Frank J. Fradella
               Title:  Chief Executive Officer

Date:  July 14, 2006

Exhibit Index

3.1

Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on July 31, 2001 (filed with the Securities and Exchange Commission (the "Commission") on July 9, 2001 as Exhibit A to the Company's Information Statement on Schedule 14C, and incorporated herein by reference).

3.2

Certificate of Amendment to the Certificate of Incorporation of Nextgen Communications Corporation, as filed with the Delaware Secretary of State on December 23, 2002 (filed with the Commission on December 22, 2002 as Exhibit A to the Company's Information Statement on Schedule 14C, and incorporated herein by reference).

3.3

Certificate of Amendment to the Restated Certificate of Incorporation of Home Solutions of America, Inc., as filed with the Delaware Secretary of State on June 16, 2006, and incorporated herein by reference. +

3.4

Amended and Restated Bylaws of the Company, as amended on April 4, 2006 (filed with the Commission on May 15, 2006 as Exhibit 3.3 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, and incorporated herein by reference).

+ Filed herewith